Exhibit 99.1

DIRECTORS AND SENIOR MANAGEMENT OF WISEQEY

The following sets forth the name, present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted, of each director and executive officer of WISeQey. Unless otherwise indicated, the business address of each person listed below is c/o WISeQey Corp.,

Craigmuir Chambers, Road Town, Tortola, British Virgin Islands VG1110. Each such person is a citizen of the country indicated.

Name	Title	Principal Occupation if not employed by WISeQey Corp	Citizenship
Andrew Forson	Board Member	President, DeFi Technologies.	Ireland
Philippe Doubre	Board Member	Retired	Switzerland
David Fergusson	Board Member	Executive Managing Director M&A at Generational Equity.	Canada
Jean-Philippe Ladisa	Board Member	Partner of Fiduciaire Wuarin & Chatton SA. (Audit / Accounting / Tax advisory / Social Security Advisory)	Switzerland, Italy
Philippe Monnier	Board Member	Founding President & Chief commitment Officer, Swiss International Society.	Switzerland, Mexico
Peter Ward	Board Member	Retired	United Kingdom
Carlos Moreira	Chairman of the Board of Directors, Founder and Chief Executive Officer	*	Switzerland
John O'Hara	Board Member and Chief Financial Officer	*	France, United Kingdom
Pedro Fuentes Perez	Chief Security Officer	*	Spain
Loïc Hamon	Chief Operating Officer of SEALSQ USA	*	France
Alexander Hirsch	Chief Marketing Officer	*	Germany
Jonathan Llamas	Vice-President DeFi	*	France
Andreas Moreira	Chief Innovation Officer	*	Switzerland
Nathalie Verjus	Company Secretary and Financial Planning & Reporting Manager	*	France
Bernard Vian	General Manager of SEALSQ France	*	France
Gwenael Rouy-Poirier	CFO WISeSat	*	France

*	The present principal occupation for each of these individuals is officer of WISeQey Corp. and officer, trustee and/or director of other affiliated entities.